SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

September 14, 2004

PATINA OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14344	75-2629477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1625 Broadway Denver, Colorado	80202
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code (303) 389-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 14, 2004, the Company’s Board of Directors adopted an amendment to its 1996 Employee Stock Option Plan to permit participants, subject to certain limitations, to elect to defer and contribute the gains realized upon exercise of stock options to such participants’ respective accounts in the Company’s Amended & Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees. The amendment to the 1996 Employee Stock Option Plan is attached to this Form 8-K as Exhibit 10.1. A similar amendment to the Company’s Amended & Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees was also adopted and is attached to this Form 8-K as Exhibit 10.3.

Also on September 14, 2004, the Company’s Board of Directors adopted an amendment to its 1996 Stock Plan for Non-Employee Directors. This amendment suspends the automatic payment of annual retainers under the plan and amends the stock option provisions of the plan to permit discretionary annual option grants in amounts less than those previously automatically required under the plan. These amendments will allow the Board of Directors to have flexibility in establishing compensation packages for its non-employee directors that are consistent with industry and market norms. The amendment to the 1996 Stock Plan for Non-Employee Directors is attached to this Form 8-K as Exhibit 10.2.

On September 14, 2004, the Company’s Board of Directors also approved and ratified the form of director and officer indemnification agreement entered into between the Company and each of its officers and directors from time to time. The Form of Director/Officer Indemnification Agreement is attached to this Form 8-K as Exhibit 10.4

In June 1997, the Company adopted a Change in Control Plan covering all Company employees other than the Chairman and CEO. The Change in Control Plan established three levels of severance benefits in the event of a change in control of the Company. The officers of the Company, defined as “Executives” in the plan, receive the highest level of compensation with Key Managers, as identified by the Board of Directors, and Regular Employees, as defined in the plan, receiving more limited severance benefits. Pursuant to the Company’s various employee benefit plans and the Change in Control plan, upon a change in control of the Company, all non-vested securities of the Company held by employees will automatically vest as will all non-vested rights under or in connection with all the Company’s benefit plans, including the 401(k), deferred compensation and stock purchase plans.

The Change in Control Plan was amended by the Board of Directors of the Company on September 14, 2004. The amended plan provides that, subject to certain limitations, if an Executive is terminated within one year of a change in control or if an Executive resigns after a reduction of title, duties, compensation or benefits (defined as a “Material Change” in the plan) occurring within one year of a change in control, the Executive will receive an Executive Payment which consists of 200% of Base Compensation (as defined in the plan), accrued but unpaid bonuses and 150% of the greater of the Executive’s most recent annual bonus or the projected annual bonus for the year in which the change in control occurs. If a Key Manager or a Regular Employee is terminated without cause within one year of a change in control, or resigns within 30 days of a reduction in Base Compensation occurring within one year of a change in control, subject to certain limitations the Key Manager will receive a Key Manager Payment and the Regular Employee will receive a Regular Employee Payment. A Key Manager Payment consists of 150% of Base Compensation, accrued but unpaid bonuses and the greater of the most recent annual bonus or the projected annual bonus for the year in which the change in control occurs. A Regular Employee Payment consists of one-half of Base Compensation, accrued but unpaid bonuses and the greater of one-half of the most recent annual bonus or one-half of the projected annual bonus for the year in which the change in control occurs. The Amended and Restated Change in Control Plan is attached to this Form 8-K as Exhibit 10.5.

In 1997, the Company entered into an employment agreement (the “Agreement”) with Thomas J. Edelman, the Chairman of the Board and Chief Executive Officer of the Company, as described in the Company’s Proxy Statement for the 2004 annual meeting of stockholders filed with the SEC on April 19, 2004. The Agreement provides Mr. Edelman with certain protections in the event of a change in control of the Company and with certain other compensation, benefits and perquisites commensurate with his position with the Company. In connection with the amendment to the Company’s Change in Control Plan described above, the Board of Directors also approved, on September 14, 2004, an amendment to the severance provisions of the Agreement. The amended Agreement provides that, upon a termination of employment or a resignation in connection with a reduction of title, duties, compensation or benefits occurring within 12 months following a change in control, Mr. Edelman will receive payments equal to two and one-half times (i) his existing annual base pay, (ii) the greater of (a) the target bonus or (b) the bonus paid or payable with respect to the prior year, (iii) the contribution the Company would have made to his 401(k) account for the current year, and (iv) 100% of the matching deferral by the Company into his deferred compensation account that would have been made for the current year.

The narrative descriptions of the agreements and other documents set forth above are qualified in their entirety by the terms and provisions of the documents filed as exhibits to the Company’s SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATINA OIL & GAS CORPORATION

	By:	/s/ DAVID J. KORNDER
David J. Kornder
Executive Vice President and Chief Financial Officer

Date: September 20, 2004

Exhibit Index

Exhibit Number	Description
10.1	Amendment to Patina Oil & Gas Corporation 1996 Employee Stock Option Plan

10.2	Amendment to Patina Oil & Gas Corporation 1996 Stock Plan for Non-Employee Directors

10.3	Amendment to the Amended and Restated Patina Oil & Gas Corporation Deferred Compensation Plan For Select Employees

10.4	Form of Patina Oil & Gas Corporation Director/Officer Indemnification Agreement

10.5	Patina Oil & Gas Corporation Amended and Restated Change in Control Plan